Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-216167-01

August 1, 2019

American Airlines, Inc.

$578,712,000 Pass Through Certificates, Series 2019-1AA

$289,358,000 Pass Through Certificates, Series 2019-1A

$228,438,000 Pass Through Certificates, Series 2019-1B

Pricing Term Sheet, dated August 1, 2019 to the preliminary prospectus supplement dated August 1, 2019 (as supplemented, the “Preliminary Prospectus Supplement”) of American Airlines, Inc. (“American”).

The information herein supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Pass Through Certificates, Series 2019-1AA (“Class AA Certificates”)	Pass Through Certificates, Series 2019-1A (“Class A Certificates”)	Pass Through Certificates, Series 2019-1B (“Class B Certificates”)

Amount:	$578,712,000	$289,358,000	$228,438,000

Price to Public:	100%	100%	100%

CUSIP:	02377L AA2	02378M AA9	02379D AA8

ISIN:	US02377LAA26	US02378MAA99	US02379DAA81

Coupon/Stated Interest Rate:	3.15%	3.50%	3.85%

Make-Whole Spread Over Treasuries:	0.20%	0.25%	0.30%

Available Amount under the Liquidity Facilities at February 15, 2021[1]:	$25,863,727	$14,368,836	$11,957,294

Initial “Maximum Commitment” under the Liquidity Facilities:	$27,344,142	$15,191,295	$13,192,295

Underwriters’ Purchase Commitments:

Citigroup Global Markets Inc.	$115,744,000	$57,874,000	$45,690,000
Credit Suisse Securities (USA) LLC	$115,744,000	$57,874,000	$45,690,000
Morgan Stanley & Co. LLC	$115,744,000	$57,874,000	$45,690,000
Deutsche Bank Securities Inc.	$28,938,000	$14,470,000	$11,424,000
Goldman Sachs & Co. LLC	$28,938,000	$14,470,000	$11,424,000
BofA Securities, Inc.	$14,467,000	$7,233,000	$5,710,000

[1]

The first Regular Distribution Date that occurs after the currently scheduled delivery month of the last New Aircraft to be delivered to American, assuming that all Aircraft have been financed in accordance with the terms and conditions of the Note Purchase Agreement prior to such Regular Distribution Date and that all interest and principal due on or prior to such Regular Distribution Date have been paid.

Barclays Capital Inc.	$14,467,000	$7,233,000	$5,710,000
J.P. Morgan Securities LLC	$14,467,000	$7,233,000	$5,710,000
ICBC Standard Bank Plc	$14,467,000	$7,233,000	$5,710,000
SMBC Nikko Securities America, Inc.	$14,467,000	$7,233,000	$5,710,000
BNP Paribas Securities Corp.	$14,467,000	$7,233,000	$5,710,000
Credit Agricole Securities (USA) Inc.	$14,467,000	$7,233,000	$5,710,000
HSBC Securities (USA) Inc.	$14,467,000	$7,233,000	$5,710,000
MUFG Securities America Inc.	$14,467,000	$7,233,000	$5,710,000
Standard Chartered Bank	$14,467,000	$7,233,000	$5,710,000
U.S. Bancorp Investments, Inc.	$14,467,000	$7,233,000	$5,710,000
BOK Financial Securities, Inc.	$14,467,000	$7,233,000	$5,710,000
Total	$578,712,000	$289,358,000	$228,438,000

Aggregate Underwriting Commission:	$10,965,080

Percentage Concession to Underwriters:	0.50%	0.50%	0.50%

Discount to Brokers/Dealers:	0.25%	0.25%	0.25%

Settlement:	August 15, 2019 (T+10), the tenth business day after the date hereof

The issuer has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Citigroup Global Markets, Inc. toll-free at 1-212-723-6171 or Credit Suisse Securities (USA) LLC, toll-free at 1-800-221-1037.